Exhibit 10.8

Beijing Huaxia United Theater Circuit Co., Ltd.	Confidential

Circuit Franchise Contract

This Contract is made on February 28, 2022 by and between the following parties in Haidian District, Beijing:

Party A: Beijing Huaxia United Theater Circuit Co., Ltd. (hereinafter referred to as “Party A”)

Address: Room 901, Floor 9, Genfang International Building, Building 7, Yard A 13, Huayuan Road, Haidian District, Beijing

Contact person:

Contact Number:

Party B: Guangzhou Star Dream Cinema City Co. Ltd. Sanya Yalong Bay Branch (hereinafter referred to as “Party B”)

Address: G2005, Yalong Bay No. 1, No. 6 Longxi Road, Jiyang District, Jiyang District, Sanya City, Hainan Province

Contact:

Contact Number:

Whereas:

1. Party A has the approval for operation and management of cinema circuit by national film administration as well as film distribution qualification, and has obtained film distribution rights for of imported and domestic films.

2. Party B is a film exhibitor legally established and validly existing in accordance with Chinese laws and voluntarily joins the franchise of Beijing Huaxia United Theater Circuit Co., Ltd.

In accordance with the provisions of the Civil Code of the People’s Republic of China, the Copyright Law of the People’s Republic of China, the Regulations on Film Administration and other relevant laws and regulations, Party A and Party B, through friendly negotiation, have entered into the following cooperation terms concerning Party B’s joining Party A for mutual compliance.

I. Basic Terms and Conditions

1. During the term hereof, if Party A supplies films to Party B as agreed herein and Party B arranges the films to be shown in Party B’s cinema, Party A and Party B shall make settlement in the form of sharing of box office revenues.

2. Party A shall uniformly sign film distribution and screening agreements with the film distributors. The terms and conditions set forth in such agreements shall be equally binding on Party B, and all films shown by Party B shall be subject to the relevant terms and conditions set forth in such agreements.

3. Film Promotion Responsibilities of the Parties

(1) Party A is responsible for promoting the film through its circuit and providing Party B with the film release license and other relevant materials. It shall also provide publicity and promotion electronic materials or a certain amount of posters, exhibition racks and other conventional film publicity materials, and be responsible for the film publicity and promotion guidance and provide information and services required by the screening companies.

Beijing Huaxia United Theater Circuit Co., Ltd.	Confidential

(2) Party B shall be responsible for promoting the film in theaters and local areas, and actively cooperate with Party A in organizing and planning promotional activities.

4. Both parties agree to actively use their respective advantages to provide the most favorable conditions for the distribution, publicity and screening of excellent domestic and imported films, and strive for the best social and economic benefits.

5. The term of this Contract is [three] years, starting from [1st] day [March] of [2022] to [28th] day [February] of [2025]. If neither party raises a written objection within three months prior to the expiration of the Contract, the Contract shall be automatically extended for additional three years, and so on so forth. The number of extensions is unlimited.

II. Percentage of Revenue Split, Amount and Settlement Methods

1. Percentage of Revenue Split.

(1) Party A and Party B confirm that the two parties shall split the revenues for films distribution and screening. The net box office of the films shall be taken as the base and Party A: [ ]% and Party B: [ ] % (including imported revenue split films, imported bought out films, 3D versions and ordinary versions of domestic films).

Net box office = gross box office revenue - national film special fund - VAT and surcharges

National film special fund = gross box office revenue x 5%

Value-added Tax: value-added tax rate (or levy rate) is 3%

Surcharges: urban construction tax, education fee surcharge and local education fee surcharge approved by local tax bureau where Party B is located.

If, during the term of this Contract, the relevant laws and regulations concerning the tax payable related to the gross box office revenues are modified or changed, the Parties agree that the amended laws and regulations shall be implemented.

(2) During the term of this Contract, in case of any adjustment of national policies or the distributors adjust the split percentage for the distributors, the split percentage between Party A and Party B shall be adjusted accordingly. The specific distribution percentage after the change shall be subject to the distributor’s official notice, and Party A shall provide written proof.

2. Settlement Method

(1) Party B shall pay the film screening fee to Party A starting from the month when the box office is generated after this Contract becomes effective, and both Parties shall settle the payment on a monthly basis.

(2) Before the third working day of each month, Party B shall provide Party A with the monthly box office data of the previous month (including monthly screening report and ledger data). Party B shall fill in the form of Film Financial Balance Sheet provided by Party A and guarantee the truthiness, completeness and consistency of the data. Party A will compare the data provided by Party B to the data from the office of National Film Industry Development Special Fund Management Committee (hereinafter referred to as the “National Special Fund Office”). If there is any inconsistency and data of National Special Fund Office should prevail. After the verification, Party B shall pay the fees on the 7th of each month to the designated bank account of Party A. Party A shall issue VAT invoice to Party B after receiving the payment. In case of holidays, it should be delayed accordingly.

Beijing Huaxia United Theater Circuit Co., Ltd.	Confidential

(3) Any change in Party B’s box office data, including rebooking and refund of tickets, shall be subject to relevant national regulations.

(4) Party A’s bank account information is as follows:

Account name: Beijing Huaxia United Theater Circuit Co., Ltd.

Taxpayer ID:

Account:

Bank name: Branch of China Construction Bank

3. Party A and Party B confirm that promotion expenses have been included in the revenues received by each party according to the respective percentage, and Party A and Party B shall bear its respective expenses incurred in the film publicity and promotion.

III. Responsibilities and Obligations of Party A

1. Party A shall actively organize film sources and guarantee the supply of films for the normal showings in Party B’s cinema. For the premiere openings, if the imported revenue split films have a bilingual version and Party B requires a bilingual version in advance, Party A shall provide a bilingual version on the digital hard disk; Party A guarantees that the films supplied to Party B’s cinemas every year will be at the same time for the films released nationwide; Party A shall provide Party B with digital hard disk.

2. Party A shall assist in the formulation of screening plans and publicity plan of films in cinemas, inform Party B of the screening plans and screening trends in advance, provide pre-release publicity materials, copyright certificates, public screening permits and other relevant materials, and do its best to coordinate and serve the screening business of Party B’s cinema.

3. According to the release time of the film, Party A shall contact the producer/distributor to provide Party B with pre-view of the film, posters, labels and relevant advertising materials.

4. Party B may consult the release notice by itself through the China Film Huaxia Consolidated Platform. If necessary, Party A may also truthfully and timely send the release notice of the film to Party A. Upon receipt of the release notice, Party B shall consult with Party A to confirm if it will screen the film and notify Party A within 3 working days.

5. During the term of this Contract, Party A shall actively cooperate with Party B if Party B needs Party A’s coordination or support when going through various licensing procedures.

IV. Responsibilities and Obligations of Party B

1. During the term hereof, Party B shall only show the films provided by Party A and shall not show any film provided by any third party or the illegal or pirated films; If Party B needs to use films from other channels for special reasons (such as local city film festival), Party B must obtain prior consent from Party A and provide Party A with valid written documents from relevant competent authorities.

2. Party B shall protect the copyright of the films to prevent piracy during transportation, storage and screening of the films; Without Party A’s permission, Party B shall not show the films provided by Party A outside the cinema designated herein or outside the agreed time period. Without Party A’s permission, Party B shall not deliver or lend the films to others, and shall not infringe on transcription or allow others to record the film in any way. Party B shall not screen the films using other methods.

Beijing Huaxia United Theater Circuit Co., Ltd.	Confidential

3. Party B shall guarantee the integrity of the film during the screening, and shall not arbitrarily delete the content of the film and the content of the patch advertisement, or change the title of the film.

4. Party B shall earnestly implement the operation rules of the film projection technology industry. In case of loss, damage or destruction of the film digital hard disk, Party B shall compensate for the loss, damage or harm according to the amount confirmed by the disk making company entrusted by the distributor, and report to Party A after completing the compensation.

5. Party B shall strictly implement Party A’s film scheduling plan and fill in film showing records as required; Party B shall return the digital hard disk of the film to Party A or send it to the place designated by Party A at the time required by Party A. If Party B fails to return the digital hard disk in time and causes losses to Party A, Party B shall be liable for compensation accordingly.

6. Party B shall strictly implement the ticket pricing agreement, and the ticket price shall not be lower than the minimum price agreed by the parties. Party B shall not charge any additional fees from the ticket price except the national film special fund, value-added tax and surcharges as stipulated.

7. Party B shall ensure that moviegoers must enter the theater with tickets issued by the ticketing system, and shall not directly enter the theater with non-system tickets or without tickets. All vouchers must be exchanged for on-site system tickets, and the system ticket price shall not be lower than the agreed minimum ticket price. The face value of a film ticket shall not be less than the actual price paid by the audience.

8. Party B shall truthfully report box office revenue and relevant business data (including but not limited to the number of screenings and the number of people, etc.) to Party A, and timely, accurately and completely record box office statistics and financial statements, and shall not steal, omit or conceal them. Party B shall submit the box office data and settle the fees in accordance with the provisions of the circuit box office data report and box office settlement requirements.

9. Party B shall, at the end of each business day, immediately send the daily box office results to the National Special Fund Office in accordance with the requirements and methods stipulated in the circuit box office data report and box office settlement requirement.

10. Party B shall report and pay the national film special fund in accordance with relevant national regulations and requirements of Party A.

11. Party B shall accept and cooperate with the supervision of Party A, the distributor and the supervisory department of the industry, and ensure that the supervisory personnel can timely and smoothly enter the cinema, computer room, ticketing room and other places to learn about the film screening. Party B shall immediately correct and take responsibility for the problems found and confirmed by the supervisor for any violation, but the supervisor of Party A shall not affect the normal operation of the cinema. Party B shall have the right to refuse the entry of the supervisors who are drunk and not wearing appropriate badges.

Beijing Huaxia United Theater Circuit Co., Ltd.	Confidential

12. According to the film distribution plan formulated by the producer and distributor, certain box office assessment will be required for the single cinema when a film is released, and Party B agrees to accept the single cinema assessment for a single film.

13. Party B must perform the film release schedule stipulated in the film release contract or the film release notice, and shall not release the film beyond the scope of the film release contract or the film release notice. If Party B needs to extend the screening period, it shall submit a written application to Party A in advance, and Party A shall notify Party B in writing upon the agreement reached by Party A and the film distributor through negotiation. Party B shall not extend the screening time without written consent of Party A.

14. The cinema ticketing management system software installed and used by Party B’s cinema shall comply with the technical standards stipulated in the Technical Requirements and Measurement Measures for Cinema Ticketing Management System (GY/ T276-2013) issued by the State Administration of Press and Publication and National Radio and Television Administration, and shall obtain the filing certificate issued by the National Special Fund Office. Party B shall use the cinema ticketing management system to sell film tickets in accordance with the provisions of the film authorities, and submit the box office data to the National Film Ticketing Integrated Information System within the prescribed time by connecting the computer ticketing system with the National Special Fund Office. If Party B sells movie tickets by other means under special circumstances, Party B shall, within the prescribed time, make up the ticket information and enter it into the ticket management system of the cinema, and submit making up box office data to the National Film Ticketing Intergated Information System. Party B shall not make any changes to the installed cinema ticket management system software and related data.

15. Party B warrants that all its business activities are in full compliance with the relevant laws, regulations, administrative rules and other provisions of China, and Party B shall be solely responsible for all its business activities when signing contracts and conducting business activities with third parties in its own name. Any disagreement, dispute, tort liability and breach of contract arising between Party B and any third party shall be settled by Party B and such third party. Party A shall not be involved in such disagreement or dispute and shall not bear any responsibility. If any damage is caused to Party A, Party B shall bear all legal liabilities and compensate for all losses caused to Party A.

V. Liability for Breach of Contract

1. During the term of this Contract, both parties shall strictly perform the terms of this Contract and shall not cancel, alter, modify or terminate this Contract unilaterally; The contents of this Contract and its supplementary agreement (if any) shall be kept strictly confidential. The contents of this Contract and its supplementary agreement (if any) shall not be disclosed to any third party; otherwise, the breaching party shall indemnify the other party for the economic losses caused thereby and bear the legal liabilities arising therefrom.

2. If Party A cancels or stops to provide the films shown by Party B without reason, Party A shall be liable for breach of contract and compensate Party B for the economic losses caused thereby.

Beijing Huaxia United Theater Circuit Co., Ltd.	Confidential

3. If the film provided by Party A causes legal disputes due to the right of theatrical distribution and screening of such film, Party A shall bear relevant responsibilities.

4. If Party B fails to use a third-party film as agreed in the agreement, Party B shall be liable for breach of contract and pay Party A penalty equals to the double of the income of Party B received from screening the film.

5. If Party B shows the film provided by Party A in a place other than its cinema, Party B shall be liable for breach of contract. The box office revenue thus obtained by Party B shall be credited to the total box office revenue of the film, and Party B shall pay a penalty to Party A equals to ten times of the amount of such income.

6. If Party B breaches the contract and sells the tickets at a price that is lower than the minimum price (including but not limited to gift tickets, tickets purchased online, e-commerce platform subsidies), Party B shall make up the difference to the minimum price according to the actual number of people have paid the lower price, and shall pay a penalty to Party A that equals to five times of such difference. If the exchange voucher is used and it has a difference to the actual ticket price in the ticketing system, in addition to making up the difference to Party A, Party B shall pay a penalty to Party A that is ten times of the difference between the actual price of the exchange voucher and the ticket price in the system.

7. If party B breaches the contract and there is infringing recording activities, Party B shall bear all the economic liability (including but not limited to, the producers of the film, the distributor of the film and the film’s copyright owners) and the legal responsibility, as well as the administrative penalties from National Film Bureau and China Association of Film Distribution; If such activities violate the relevant laws, it should be penalized according to the law.

8. If Party B breaches the contact to steal, omit or conceal the box office revenue, Party B shall truthfully report all the box office revenue stolen, omitted or concealed and pay Party A the required percentage in full. In addition, Party B shall pay a penalty to Party A equals to ten times of the amount of box office income stolen, omitted or concealed.

9. If Party B delays in paying split revenues to Party A, Party B shall pay a penalty equal to 0.5% per day for the amount overdue. If Party B fails to pay the split revenues to Party A required hereof for [10] days or for two consecutive times, Party A shall have the right to suspend the supply of films until Party B has paid all the fees and penalties to Party A.

10. If Party B breaches the contract, in addition to being liable for the breaches hereof, Party B shall also be punished in accordance with the penalty provisions by the film distributor.

11. Party B shall abide by the rules of the film industry and accept inspection by the supervision company in the industry. If there is any material breach, including but not limited to the omission and concealment of box office revenues, Party A shall have the right to unilaterally terminate this contract in writing after inspection and verification by the supervised company.

12. Party B shall not conduct commercial promotion, sign any agreement or impose any obligation in the name of Party A or Party A’s affiliates; otherwise, all consequences arising therefrom shall be borne by Party B, which has nothing to do with Party A and Party A’s affiliates, and Party B shall compensate for all losses thus caused to Party A and Party A’s affiliates.

Beijing Huaxia United Theater Circuit Co., Ltd.	Confidential

VI. Force Majeure

1. If either party is unable to perform all or part of its obligations under this Contract due to force majeure, it shall be exempted from liability in part or in whole according to the effect of force majeure, unless otherwise provided by law or agreed by both parties.

2. The party suffering from force Majeure shall immediately notify the other party by fax or other quickest means, and within 15 days after the occurrence of force Majeure, provide the details of the force majeure and a written report and valid supporting documents of the reasons for the non-performance or partial non-performance of the Contract or the delay of the performance. The party that is unable to perform the contract due to force majeure shall not be exempted from liability for the extended losses caused by the delay in notifying the other party.

3. According to the impact of force majeure on the performance of this Contract, Party A and Party B shall negotiate whether to delay the performance of this Contract, modify or terminate this Contract, or partially waive the responsibility for the performance of this Contract.

4. Force majeure refers to unforeseeable, unavoidable and unable to over-come circumstances, such as natural disasters, wars, plague epidemics, orders issued by the competent administrative authorities of the state (such as notices on the suspension, postponement or rescheduling of films, etc.)

VII. Confidentiality

1. Neither party shall disclose, divulge or provide any information obtained from the other party to any third party without the written permission of the other party. Confidential Information includes, but is not limited to:

(1) Trade secrets: including but not limited to the way of cooperation, the whole text of the cooperative contract itself and its annexes, the execution of the contract, etc.

(2) Financial secrets: including but not limited to settlement standard, settlement method, settlement period, and financial documents generated by this Contract.

(3) Technical secrets: including but not limited to technical standards, technical updates and adjustments, etc.

(4) Operation mode: including but not limited to business types, business conditions, user information, methods and implementation of publicity and promotion, etc.

2. The Parties shall not disclose the aforesaid Confidential Information to any third party, except for employees, agents and professional consultants who are required to know for the performance of this Contract and who are subject to the confidentiality provisions of this Contract.

3. If one party according to the laws, regulations or administrative agencies, judicial agencies, the securities regulatory requirements needs to disclose to the government or the public the confidential information mentioned in the first paragraph of this article or needs to file this Contract with the relevant authorities for the record, it shall not be subject to the confidentiality requirement, but it shall provide the other party the notice with a reasonable time prior to such disclosure, and in the permissible scope as far as possible to limit disclosure to the minimum.

Beijing Huaxia United Theater Circuit Co., Ltd.	Confidential

VIII. Dispute Resolution

1. Laws and regulations of the People’s Republic of China shall govern the interpretation and performance of this Contract and all disputes arising from this Contract.

2. All disputes arising out of or in connection with this Contract shall be settled by both parties through friendly negotiation; Upon receipt of a written request from the other party, parties shall start negotiations immediately. If the dispute cannot be settled within 30 days upon receipt of the request letter, both parties shall have the right to file a lawsuit with the court having jurisdiction in the place where Party A is located.

IX, Notification

1. All notices or other communications hereunder shall be in writing and shall be sent in person, express/next-day delivery of registered mail, fax or E-mail to the mailing address designated by the parties in the first part of this Contract. All such notices and communications shall be deemed delivered to and received by the Recipient at the following time: (1) if it is presented in person, on the date of written confirmation; (2) In the case of express/next-day delivery by registered mail, the date of receipt confirmation; (3) if by facsimile, the date on which the facsimile was sent; (4) In the case of E-mail, the date on which the E-mail was sent.

2. If either party changes the above mailing address, it shall notify the other party in writing 3 days before the change; otherwise, the address shall be deemed not to have changed, and the liabilities and losses arising therefrom shall be borne by the changing party.

X. Other Terms

1. This Contract shall come into force upon the official seal or special seal for contract affixed by both parties.

2. For matters not covered herein, both parties may negotiate and sign a supplementary agreement, which shall have the same legal effect as this Contract.

3. This Contract is made in duplicates, with Party A holding two copies and Party B holding three copies and Party B shall send one copy to the local film bureau for record, and each copy shall have the same legal effect.

(No text below)

Party A: Beijing Huaxia United Theater Circuit Co., Ltd.

Legal Representative or Authorized Representative:

Party B: Guangzhou Star Dream Film City Co., Ltd. Sanya Yalong Bay Branch

Legal Representative or Authorized Representative: